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                                                                    EXHIBIT 23.1

[KPMG LOGO]


           111 North Orange Avenue, Suite 1600
           P.O. Box 3031
           Orlando, FL 32802


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CenterState Banks of Florida, Inc.:

We consent to the incorporation by reference in the registration statement
(No. 333-62706) on Form S-8 of CenterState Banks of Florida, Inc. of our report dated January 29, 2002, with respect to the consolidated balance sheets of CenterState Banks of Florida, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows, for the years then ended, which report appears in the December 31, 2001, annual report on Form 10-KSB of CenterState Banks of Florida, Inc.



                                                           /s/ KPMG LLP

Orlando, Florida
March 18, 2002